COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(EXCLUDING INTEREST EXPENSE ON DEPOSITS)

The Company's ratios of earnings to fixed charges (excluding interest expense on deposits) for the periods presented below were as follows:

                              AT OR FOR THE  AT OR FOR THE  AT OR FOR THE
                               THREE MONTHS  TWELVE MONTHS  TWELVE MONTHS   AT OR FOR THE SIX
                                 ENDED          ENDED         ENDED          MONTHS ENDED           AT OR FOR THE TWELVE MONTHS
                                MARCH 31,     DECEMBER 31,  DECEMBER 31,      DECEMBER 31,                 ENDED JUNE 30,
                              ------------------------------------------------------------------------------------------------------
                                 2004          2003          2002            2002     2001      2002      2001      2000      1999
                              ------------------------------------------------------------------------------------------------------
Net income:                   $ 24,746      $ 51,276      $ 44,622      $ 23,460   $ 17,515   $ 38,677  $ 25,240  $ 22,374  $ 19,861
ADD BACK:
   Income tax expense           14,556        30,801        26,565        14,008     10,269     22,826    15,821    15,217    14,015
                              ------------------------------------------------------------------------------------------------------
NET INCOME BEFORE
  INCOME TAXES                  39,302        82,077        71,187        37,468     27,784     61,503    41,061    37,591    33,876
                              ------------------------------------------------------------------------------------------------------

Fixed charges:
Interest on borrowed
  funds                         13,226        32,842        47,655        21,647     27,228     53,236    63,703    53,784    32,802
                              ------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES
  (EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)          13,226        32,842        47,655        21,647     27,228     53,236    63,703    53,784    32,802
                              ------------------------------------------------------------------------------------------------------

EARNINGS (NET INCOME
  BEFORE INCOME TAXES
  PLUS TOTAL FIXED CHARGES,
  EXCLUDING INTEREST
  EXPENSE ON DEPOSITS)          52,528       114,919       118,842        59,115     55,012    114,739   104,764    91,375    66,678
RATIO OF EARNINGS TO
  FIXED CHARGES
 (EXCLUDING INTEREST
 EXPENSE ON DEPOSITS)             3.97          3.50          2.49          2.73       2.02       2.16      1.64      1.70      2.03

For purposes of computing the ratio of earnings to fixed charges (excluding interest expense on deposits), earnings represent net income before income taxes plus total fixed charges (excluding interest expense on deposits).